================================================================================

                      FEDERAL DEPOSIT INSURANCE CORPORATION
                             WASHINGTON, D.C. 20429

                                ----------------

                                    FORM F-2

                                ----------------

                         ANNUAL REPORT UNDER SECTION 13
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                     FOR FISCAL YEAR ENDED DECEMBER 31, 1996

                  F.D.I.C. INSURANCE CERTIFICATE NUMBER 26694-9

                             THE BANK OF SOUTHINGTON
                          INCORPORATED JANUARY 9, 1985
                           IN THE STATE OF CONNECTICUT

                        CONNECTICUT STATE CHARTERED BANK

                              130 NORTH MAIN STREET
                           SOUTHINGTON, CT 06489-0670
                            TELEPHONE: (860) 620-5000

                I.R.S. EMPLOYER IDENTIFICATION NO. -- 06-1122656

              Securities registered under Section 12(b) of the Act:
              -----------------------------------------------------
                                      NONE

              Securities registered under Section 12(g) of the act:
              -----------------------------------------------------
                                  COMMON STOCK
                            PAR VALUE $6.00 PER SHARE

                     1,239,646 SHARES ISSUED AND OUTSTANDING
                              AS OF MARCH 17, 1997

                   Name of each Exchange on which registered:
                   ------------------------------------------
                                      AMEX

Indicate by checkmark whether the Bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                           YES    X     NO
                                 ---         ---
                       MARKET VALUE OF STOCK: $16,735,221
                  BASED ON A $13.50 BID PRICE AT MARCH 17, 1997

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


                                TABLE OF CONTENTS

PART I                                                                   PAGE
------                                                                   ----
Item 1 -  Business.......................................................

Item 2 -  Properties.....................................................

Item 3 -  Legal Proceedings..............................................

Item 4 -  Security Ownership of Certain Beneficial Owners and
             Management...................................................

PART II
-------
Item 5 -  Market for the Bank's Common Stock and Related Security
            Holder Matters...............................................

Item 6 -  Selected Financial Data........................................

Item 7 -  Management's Discussion and Analysis of Financial
            Condition and Results of Operation...........................

Item 8 -  Financial Statements and Supplementary Data....................

PART III
--------
Item 9 -  Directors and Executive Officers of the Bank...................

Item 10 - Management Remuneration and Transactions.......................

PART IV
--------
Item 11 - Exhibits, Financial Statement Schedules and Reports on
            Form F-3.....................................................

                 Documents Incorporated by Reference

Documents                                    Part of F-2 into which incorporated
---------                                    ----------------------------------
Proxy Statements for the                     Part I, Item 4
  Annual Meeting of Shareholders             Part III, Items 9 and 10

                                     PART I

ITEM 1 - BUSINESS

The Bank of Southington, (the "Bank"), was incorporated under the laws of the State of Connecticut on January 9, 1985, and commenced operations as a state chartered commercial bank on June 30, 1986. The Bank of Southington is an insured bank under the Federal Deposit Insurance Corporation Act up to its maximum limits, and like most state chartered banks, it is not a member of the Federal Reserve System.

The Bank conducts business operations at its office located at 130 North Main Street, Southington, Connecticut, and two branch offices located at 414 Broad Street and 641 Farmington Avenue, Bristol, Connecticut.

The Bank of Southington is a locally owned independent commercial bank and is engaged in substantially all of the business operations customarily conducted by independent commercial banks in Connecticut. The Bank is primarily engaged in the acceptance of checking, savings and time deposits and the granting of commercial, real estate, personal, home improvement home equity, automobile and other types of loans. A substantial amount of business is done with individuals as well as with commercial customers. In addition to loan and deposit services, the Bank offers safe deposit boxes, money orders, collections, travelers checks and other customary services. For the convenience of its customers, the Bank offers extended operating hours and has drive-up and walk-up facilities.

The Bank competes with all institutions in its market area. Most have greater financial resources and capitalization which give them higher lending limits and the ability to conduct larger advertising campaign to attract business. Generally the larger institutions offer services such as trust and international banking which The Bank of Southington is not equipped to offer directly. When the need arises, arrangements are made with correspondent institutions to provide such services. To attract business in this competitive environment the Bank relies on local promotional activities and personal contact by officers, directors and shareholders and on its ability to offer personalized services.

The customer base of the Bank is diversified so that there is not a concentration of either loans or deposits within a single industry, a group of industries, a single person or groups of people.

The Bank does not have any material patents, trademarks, licenses, franchise and other concessions that would affect business operations other than those granted by or required by regulatory authorities.

The Bank has not conducted any material research programs in the last two years relating to the development of new services. Management, however, continually reviews its present services and marketing activities in an attempt to maintain and improve its competitive position within the community it serves. The cost associated with these activities cannot be calculated with any degree of accuracy.

There are presently no plans to develop a new product or line of business that would require the investment of a material amount of assets.

The Federal, state and local regulations that have been enacted that regulate the discharge of materials into the environment have no material effect on the Bank's asset or capital structures.

At December 31, 1996, the Bank had 59 full-time employees and 15 part-time employees.

The business of the Bank is not seasonal.

ITEM 2 - PROPERTIES

The Main office of The Bank of Southington is located at 130 North Main Street, Southington, Connecticut 06489-0670.

The land is approximately 1.3 acres with one building structure. The main banking area is approximately 5,100 square feet. It contains a tellers lobby with seven teller windows, a walk-up window, which is used when the lobby is closed, a drive-up window with two remote teller units, a customer service area and the President's office. The second floor of the main banking area houses a conference room, an employees lounge and two vacant rooms. In 1989 an addition to the main banking area was completed. The main floor of the addition connects to the tellers lobby area. This area, of approximately 3,800 square feet, houses the loan operations area. The lower level, also approximately 3,800 square feet, houses the Bank's operation center. The total area of the Bank is approximately 12,700 square feet. The building is accessible via town approved handicap ramps and the interior has been constructed to adequately handle handicap persons.

The Bank opened an office at the corner of Broad and Andrew Streets in Bristol, CT on June 30, 1992. The full service branch office is approximately 3,000 square feet on a lot of approximately 3/4 acres. There are five lobby tellers, a walk-up window, which is used when the lobby is closed, a drive-up window with one remote teller unit, a customer service area, a conference room, two offices and a room available for future expansion. The building is accessible via town approved handicap ramps and the interior has been constructed to adequately handle handicap persons. All property, furniture and fixtures and equipment are owned by the Bank. There are no leases or mortgages.

The Bank opened a new branch at 641 Farmington Avenue in Bristol, CT in 1996. The full service branch is approximately 1,600 square feet and is located in a shopping center plaza. There are four lobby tellers, a walk-up window, a conference room and an ATM in the lobby. All furniture and fixtures are owned by the Bank. The Bank has a five year lease on the branch space.

ITEM 3 - LEGAL PROCEEDINGS

A former customer (the "Plaintiff") of the Bank filed a lawsuit against the Bank, one of the Bank's directors and the director's company in Connecticut Superior Court. The lawsuit arises out of two loans made by the Bank to the Plaintiff and others, secured by real estate and business assets. The Bank has successfully foreclosed on the real estate and has realized a recovery from the subsequent sale of the real estate and the secured party auction of the business assets. The lawsuit, which was originally brought by Plaintiff and now belongs to the Plaintiffs bankruptcy estate, alleges among other things, breach of fiduciary duty and tortuous interference with business opportunities. The complaint makes no demand for a specific amount of damages. Management believes the allegations in the complaint to be unfounded and intends to contest the case vigorously. At this time, due to the early nature of the proceedings, an evaluation of the outcome or any potential loss cannot be made.

The Bank of Southington does not have any other pending legal proceedings, other than ordinary routine litigation incidental to business, to which the Bank is a party or of which any of its property is the subject.

ITEM 4 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This information is included in the Proxy Statement for the Annual Meeting of Shareholders to be held on May 15, 1997 (the "Proxy Statement"), incorporated by reference into this Form F-2 "Security Ownership of Certain Beneficial Owners and Management" which appears on pages 5-6 of the Proxy Statement.

                                   PART II

ITEM 5 - MARKET FOR THE BANK'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

The Bank of Southington became a member of the American Stock Exchange on May 7, 1993. The common stock ticker symbol is BSO.

The Bank's securities consists of one class of common stock with a $6 par value per share. As of March 17, 1997 there were 1,239,646 shares outstanding to approximately 955 shareholders of record.

The Bank's shareholders are entitled to dividends when, and if declared by the Board of Directors out of funds legally available therefrom. Connecticut law prohibits the Bank from paying cash dividends except for its net profits, which are defined by state statutes. See additional information on page 18.

ITEM 6 - SELECTED FINANCIAL DATA

This information is submitted on page 8.

ITEM 7 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This information is submitted on pages 9 to 23.

ITEM - 8 FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

This information is submitted on pages 23 to 46.

                                   PART III

ITEM 9 - DIRECTORS AND OFFICERS OF THE BANK

This information is included in the Proxy Statement for the Annual Meeting of Shareholders to be held on May 15, 1997, incorporated by reference into this Form F-2 "Directors and Officers of the Bank."

ITEM 10 - MANAGEMENT REMUNERATION AND TRANSACTIONS

This information is included in the Proxy Statement for the Annual Meeting of Shareholders to be held on May 15, 1997, incorporated by reference into this Form F-2 "Management Remuneration arid Transactions."

                                   PART IV

ITEM 11 - EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM F-3

(a) the following documents are filed as a part of this report:

     (1)  Financial Statements:

          Independent Auditors' Report
          Balance Sheets as of December 31, 1996 and 1995
          Statements of Income for the years ended December 31, 1996,
            1995 and 1994
          Statements of Change in Stockholders Equity for the years ended
            December 31, 1996, 1995 and 1994
          Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994

      Notes to Financial Statements

      (2)   Financial Statement Schedules       References
            -----------------------------       ----------
            Schedule I                          Form F2, Pages 12 and 32
            Schedule II                         Form F2, Page 35
            Schedule III                        Form F2, Pages 13 and 34
            Schedule IV                         Form F2, Pages 3 and 36
            Schedule V                          Not Applicable
            Schedule VI                         Form F2, Pages 16 and 34

(b)  Reports on Form F-3

     The Bank was not required to file, and did not file, a current report on Form F-3 during the quarter ended December 31, 1996

(c) Exhibits

     (3) There were no material contracts entered into during 1996.

     (4) See notes to the financial statements, page 31 of the F-2.

     (5) Not applicable

     (6) Not applicable

     (7) Not applicable

     (8) Not applicable

     (9) Not applicable

                           The Bank of Southington
                  Pursuant to the Requirement of Section 13
                   of the Securities Exchange Act of 1934,
                           Annual Filing, Form F-2,
                  the Bank has duly caused this report to be
                     signed on its behalf by undersigned,
                          thereunto duly authorized.

                  /s/ Bryan P. Bowerman
                  ------------------------------------------
                  BRYAN P. BOWERMAN, President

                  /s/ Matthew A. Byrne
                  ------------------------------------------
                  MATTHEW A. BYRNE, CFO-Vice President

                  /s/ Joseph Calvanese, Jr.
                  ------------------------------------------
                  JOSEPH CALVANESE, JR., Director

                  /s/ Harold Charette
                  ------------------------------------------
                  HAROLD CHARETTE, Director

                  /s/ Nicholas Depaola
                  ------------------------------------------
                  NICHOLAS DEPAOLA, Director

                  /s/ Phillip Ferraro
                  ------------------------------------------
                  PHILLIP FERRARO, Director

                  /s/ Roman F. Garback
                  ------------------------------------------
                  ROMAN F. GARBACK, Director

                  /s/ Jean Martin
                  ------------------------------------------
                  JEAN MARTIN, Director

                  /s/ Elizabeth C. Milo
                  ------------------------------------------
                  ELIZABETH C. MILO, Director

                  /s/ James Pryor
                  ------------------------------------------
                  JAMES PRYOR, Director

                  /s/ Benjamin Rubin
                  ------------------------------------------
                  BENJAMIN RUBIN, Director

                              FINANCIAL HIGHLIGHTS

The following is financial data as of and for the years ended December 31, 1992 to 1996


STATEMENT OF OPERATIONS DATA

                                 1996           1995           1994           1993           1992
                                 ----           ----           ----           ----           ----
Interest Income .........   $  9,327,036   $  8,607,193   $  7,122,645   $  6,217,240   $  6,206,290
Interest Expense ........      3,342,594      2,945,171      2,057,864      2,299,478      2,619,298
Net Interest Income .....      5,984,442      5,662,022      5,064,781      3,917,762      3,586,992
Provision for loan losses        225,000        759,000        760,000        602,203        503,827
Other Income ............        534,781        415,568        632,407        297,020        275,978
Non-interest expense ....      4,507,251      3,705,452      3,977,103      2,907,514      2,398,267
Net income ..............      1,138,436      1,042,863        723,978        505,065        620,876
Net income per share ....           0.93           0.86           0.61           0.42           0.52
Dividends per share .....           0.25           0.24           0.20           0.13           0.06
Dividends paid ..........        309,431        288,625        240,193        154,456         66,334
Average shares issued ...      1,230,447      1,215,571      1,193,235      1,189,631      1,188,399
Book value per share ....           8.94           8.34           8.01           7.60           7.29

BALANCE SHEET DATA

Cash and cash equivalents      8,457,358      9,176,139      6,915,705      4,813,895      4,035,723
Investment securities ...     35,472,597     27,077,703     19,703,434     19,673,425     16,635,210
Loans, net ..............     79,290,082     72,623,373     72,120,326     67,238,887     60,943,390
Total assets ............    128,013,716    112,825,058    102,446,242     95,255,882     85,821,548
Total deposits ..........    116,278,492    101,403,625     92,643,161     86,396,010     77,347,638
Total shareholders'
  equity ................     11,064,933     10,219,579      9,229,788      8,656,287      8,239,600

SELECTED STATISTICAL DATA

Return on assets ........           0.95%          0.97%          0.72%          0.56%          0.77%
Return on average equity           10.77%         10.75%          8.08%          5.92%          7.78%
Interest rate spread ....           4.75%          4.95%          4.94%          4.22%          4.24%
Interest rate margin ....           5.48%          5.71%          5.51%          4.73%          4.83%


     On November 22, 1995 and December 22, 1993, the Board of Directors voted a five (5%) and ten (10%) stock dividend, respectively payable on December 29, 1995 and January 28, 1994 to shareholders' of record on December 8, 1995 and January 7, 1994, respectively. The average shares of stock issued and the per share data have been retroactively adjusted to reflect the stock dividend.

                       MANAGEMENT DISCUSSION AND ANALYSIS

YEAR-END OVERVIEW

     The Bank of Southington ("the Bank or Bank's") reports net earnings of $1,138,436 ($0.93 per share) which exceeds the prior year's earnings of $1,042,863 ($0.86 per share) in 1995. The Bank's net interest margin declined in 1996 to 5.48%, down 23 basis points from 5.71% at year-end 1995. Total assets increased $15.2 million to $128.0 million and the Bank's leverage capital is 9.37% at December 31, 1996 compared to 9.51% at December 31, 1995. The Bank's 1996 return on assets is 0.95%, a decline of 2 basis points over 1995 return on assets of 0.97%. Also, the Bank's return on equity is 10.77% for 1996 compared to 10.75% return on equity in 1995.

     Earnings in 1996 were affected by a decline in the bank's interest margins, reduced provision for loan losses as compared to recent years, higher expenses due to branch expansion and data system conversion costs and higher effective tax rates. The Bank has steadily increased earnings per share as shown below:

                                                         Year
                                       -----------------------------------------
                                       1992     1993     1994     1995     1996
                                       -----    -----    -----    -----    -----
Earnings per Share..................   $0.52    $0.42    $0.61    $0.86    $0.93

     Noninterest income of $534,781 in 1996 contributed greatly to current year earnings. Noninterest income increased in 1996 due to a $120,077 gain on sale of other real estate owned. Basic service fee charges have remained unchanged but the increased volume of new accounts resulted in increased service fee income for 1996.

     Noninterest expense totaled $4.5 million in 1996 up $766 thousand from $3.7 million reported in 1995. Operating expenses increased as a result of additional staff and occupancy costs due to the opening of a new branch in Bristol during 1996, legal expenses related to foreclosure and costs associated with computer system conversion.

     Gross loans at December 31, 1996, were $80.8 million, compared to $74.3 million, at December 31, 1995. Increase in loan demand began in the second half of 1996 after a twelve month prior period decline in loan demand. Securities portfolio rose $8.4 million to $35.5 million at December 31, 1996. During the first half of 1996, as a result of the slow loan demand, the Bank increased its securities portfolio by purchasing callable U.S. agency securities.

     Total deposits increased $14.9 million to $116.3 million at December 31, 1996. This increase was due to opening a new branch and aggressive time deposit marketing within our geographical locale.

INCOME STATEMENT ANALYSIS

NET INTEREST INCOME

              Year ended December 31,
              Dollars in thousands       1996      1995      1994
              --------------------       ----      ----      ----
              Interest income .......  $ 9,327    $8,607   $7,123
              Interest expense ......    3,343     2,945    2,058
              Net interest income ...    5,984     5,662    5,065

     Net interest income rose as interest income increased due to the growth in earning assets. The interest expense portion related to the sources of funding also rose but was offset by the large increase in noninterest bearing demand deposits. Net interest income on a Fully Tax Equivalent Basis (FTE) totaled $6.1 million for the year ending December 31, 1996 as compared to $5.8 million in 1995 and $5.3 million in 1994, respectively.


NET INTEREST MARGIN AND INTEREST RATE SPREAD

Year ended December 31,     1996                     1995                   1994
FTE basis                  Average                  Average                Average
Dollars in thousands       Balance       Rate       Balance      Rate      Balance      Rate
----------------------     -------       ----       -------      ----      --------     ----
Securities ............   $ 30,848       6.64%      $22,315     6.37%     $20,235      5.47%
Loans .................     74,896       9.65        71,819     9.84       68,843      8.82
Federal funds sold ....      3,482       5.41         5,005     5.99        2,888      4.02
                          --------                  -------                ------
Total interest-earning
  assets ..............    109,227       8.65%       99,139     8.68%      91,966      7.75%

Savings ...............     43,876       2.36%       41,169     2.22%      47,884      2.14%
Time deposits .........     41,715       5.53        37,322     5.38       25,503      4.06
Other .................         16       6.25           388     6.19         --         --
                          --------       ----       -------     ----       ------      ----
Total interest-bearing
  liabilities .........     85,607       3.90%       78,879     3.73%      73,387      2.80%
                          --------       ----       -------     ----       ------      ----

Interest rate spread ..       --         4.75%          --      4.95%        --        4.94%
Interest-free sources
  of funds ............   $ 21,525        --        $18,121      --       $17,276       --
Total sources of funds    $107,132        --        $97,000      --       $90,663       --
Net interest margin ...                  5.48%                  5.71%                  5.51%


     Net interest margin is a measurement of how efficiently the bank manages its difference between the yield on its earning assets and its rate paid on its sources of funds used to create those assets. Overall, it evaluates how well the bank allocates its mix of interest-earning assets and interest-bearing liabilities. Several factors affect the net interest margin specifically the trend in interest rates, funding sources, mix of asset allocation, ability to raise noninterest bearing deposits as well as the repricing and maturities of the bank's assets and/or liabilities and the bank's sensitivity to changes in interest rates.


RATE, VOLUME AND MIX ANALYSIS OF NET INTEREST INCOME

                                 1996                                    1995
               ------------------------------------------  ------------------------------------
                                     Change Due to                         Change Due to
                 Interest       -------------------------  Interest   -------------------------
Composition     income or                                 income or
  Analysis       expense         Rate     Volume     Mix   expense    Rate      Volume      Mix
-----------     --------         ----     ------     ---  ---------   ----      ------      ---
$ in Thousands
Securities ...   $1,915           122       604       (54)   $1,243      176      117       15
Loans ........    7,224          (143)      297         6     7,064      699      262       31
Federal funds
  sold .......      189           (20)      (82)       (9)      300       57       85       42
----------------------------------------------------------------------------------------------
Total ........   $9,328           (41)      819       (57)   $8,607      932      464       88
----------------------------------------------------------------------------------------------
Deposits
Savings ......   $1,034            62        64        (4)      912       38      143        6
Time .........    2,308            62       243        (6)    2,009      338      480      156
Other ........        1            --       (23)       --        24       --       --       24
----------------------------------------------------------------------------------------------
Total ........   $3,343           124       284       (10)   $2,945      376      337      174
----------------------------------------------------------------------------------------------
Change in net
 interest
 income.......   $5,985           165       535       (47)   $5,662      556      127       86


     The Bank's net interest margin for 1996 declined 23 basis points as the yield on loans fell from 9.84% in 1995 to 9.65% in 1996, federal funds sold yield declined 58 basis points to 5.41% in 1996 from a year ago. Another factor contributing to the decline in the net interest margin is the increase in the cost of funds to 3.90% in 1996 from 3.73% in 1995. Taxable securities yield rose 50 basis points to 6.59% which mitigated the declines in tax-exempt and advantaged securities and also in the other earning assets categories.

                             1996 Average Asset Mix
                             ----------------------
        Loans....................................................   63%
        Securities...............................................   26%
        Other....................................................    8%
        Federal Funds............................................    3%


                             1995 Average Asset Mix
                             ----------------------
        Loans....................................................   66%
        Securities...............................................   21%
        Other....................................................    8%
        Federal Funds............................................    5%

     In 1995, the Bank's net interest income increased $597,241 (11.79%) over 1994 to $5,662,022. Interest income rose due to increases in the prime rate in 1995 over the 1994 level. Taxable securities also rose during this time period as yields on these investments started 1995 with the upward movement that began in 1994. In latter 1995, a decline in securities yield began.

Comparative analysis between 1995 and 1994 shows the effect of the shift into higher time deposit account balances and increasing interest cost (rates) on net interest income.

NONINTEREST INCOME

     Other income also known as noninterest income totaled $534,781 for 1996, up 18% from a year ago principally due to a $120,077 gain resulting from the sale of other real estate owned properties in 1996 and also from an increase in the volume of fees on commercial demand deposit accounts. Service fee charges on consumer demand deposit accounts are not assessed by the bank. Miscellaneous income fell in 1996 by $21,419 to $75,441 for the year ended December 31, 1996. A decline in the letter of credit business in 1996 is responsible for part of this decline while the remainder is attributable to declines in other fee-based product volumes.

     For 1995, the Bank's service fee income remained flat compared to 1994 as many depositors had higher average demand deposit balances which are not subject to service charges and depositors with regular saving accounts that were subject to service charges in 1994 moved into time deposit certificates. In 1994, the Bank had a non-taxable gain on life insurance due to the death of a bank director. The sale of other real estate owned properties generated a net gain of $36,169 in 1995. Finally, the Bank sold its small holdings of common stock in July of 1995 which netted a gain on securities of $8,816.

NONINTEREST EXPENSE

     Operating expenses grew at a rate of 20.5% in 1996 increasing noninterest expense to $4.5 million up from the prior year noninterest expense of $3.7 million. Salary and benefit costs were the biggest increase rising 28% to $2.4 million in 1996. This increase is the result of an additional branch and full year effect of new support departments within the bank such as credit, finance and audit. Bank operation's staffing increased due to the data processing conversion and the use of additional part-time help after the conversion. Loan administration expenses increased in 1996 primarily due to legal fees incurred to foreclose on real estate property and equipment. All other noninterest expense items were higher in 1996 primarily as a result of costs associated with the new branch.

     In 1995, salaries rose over the prior year as the Bank's expansion created new departments and positions. During the year, lending, credit, audit and finance areas were either established or staffing was increased to meet the Bank's need for reasonable growth and internal and administrative control supervision. The Bristol office had an increase in staffing due to increased total hours and our growth in the Bristol market. Printing and supplies expense increased $41,684 to $227,900 as a result of the addition of automatic teller machines in both of the branches. Advertising also increased in 1995 as a result of a major advertising campaign to announce the Bank's new ATM services to the local market.

     In 1994, the Bank had an unexpected death of a director resulting in a charge to expense of $150,963 in death benefits payable over ten years according to the directors' pre-retirement death benefit plan. Directors compensation also increased in 1995 as a result of increases in annual retainer and increased meeting fees. This resulted in the increase in Directors' compensation expense that coupled with the life insurance premiums on Bank owned policies to pay the directors death and retirement benefits earned through directors' deferred compensation plan.

INCOME TAXES

     In 1996, the bank recognized income tax expense of $643,536, an effective tax rate of 36.29%. In 1995, the bank's income tax expense was $570,275 with an effective rate of 35.35%. The increase in the effective tax rate in 1996 is principally due to a decline in tax exempt interest income. The effective tax rate was lower in 1994 due to life insurance proceeds which were non-taxable.

BALANCE SHEET ANALYSIS
HIGHLIGHTS

     Total assets rose $15.2 million to $128.0 million at December 31, 1996. The composition of assets did change as loans to total assets fell to 61.94% from 64.37% while securities to total assets increased to $35.5 million (27.71%) from the prior year-end. Deposits to assets increased slightly to 90.83% from 89.88%. Cash and cash equivalents, in 1996, fell to $8.5 million from $9.2 million in 1995 as cash balances were put into earning assets to improve earnings. Other real estate owned is $405,363 at December 31, 1996 compared to zero one year ago.

BALANCE SHEET REVIEW

   --------------------
   December 31,
   Dollars in thousands    1996    1995   Change
   --------------------    ----    ----   ------
      Total assets ....  $128.0   $112.8     13%
      Earning assets ..   109.2     99.1     10
      Securities ......    35.5     27.1     31
      Loans ...........    80.8     74.3      9
      Deposits ........   116.3    101.4     15
      Equity ..........    11.1     10.2      9



SECURITIES

     The composition of the securities available for sale portfolio compared to prior years investment securities mix has changed significantly. Below is a table for a three year period reflecting the change in securities composition and duration.

                         1996      1996       1995      1995      1994     1994
December 31            Amortized  Market    Amortized  Market  Amortized  Market
Dollars in thousands     cost      value       cost     value     cost    value
--------------------   ---------  ------    ---------  ------  ---------  ------
Securities available
 for sale
  U.S. Treasuries .... $ 1,001   $ 1,005    $ 2,253   $ 2,266  $  793   $  792
  U.S. Agencies ......  28,678    28,574     17,392    17,487      --       --
  Municipals .........   3,916     3,878      5,228     5,233      --       --
  Security securities.   1,674     1,678      1,773     1,786     320      303
  FHLB stock .........     338       338        307       307      --       --
                       -------   -------    -------   -------  ------   ------
Total ...............  $35,607   $35,473    $26,953   $27,078  $1,113   $1,095
                       =======   =======    =======   =======  ======   ======


Held to maturity
  U.S. Treasuries           --        --         --        -- $ 4,252  $ 4,151
  U.S. Agencies             --        --         --        --   7,262    6,914
  Municipals                --        --         --        --   6,551    6,388
  Auctioned preferred       --        --         --        --     200      200
  U.S. Treasuries           --        --         --        --     344      343
                       -------   -------    -------   ------- -------   ------
Total                       --        --         --        -- $18,609  $17,996
                       =======   =======    =======   ======= =======  =======



     The securities portfolio has shifted from a higher concentration in municipals and treasuries to a high concentration in callable US agency-sponsored securities such as FHLB, FHLMC, SALLIE MAE and FCCB. The equity portfolio no longer invests in common stock but is invested in auctioned preferreds, cumulative preferred stock, a short term government agency mutual fund and FHLB stock. This re-allocation of securities mix has been done to position the bank to earn a higher yield on the callable US agencies than an alternative investment could otherwise yield. The callable US agency security pays a higher yield since the call option premium paid to investors is greater than a comparable US treasury securities. The higher yield is paid for the risk that the callable US agency-sponsored bond may be called earlier than the maturity date stated on the bond. This has increased the yield on taxable securities 50 basis points to 6.59% in 1996 over 1995.

     This table represents the maturities of fixed maturity securities at amortized cost values at December 31, 1996:

                      Within          One to          Five to
($ in thousands)     one year        five years      ten years        Total
----------------     --------        ----------      ---------        -----
U.S. Treasuries .. $1,000,732             --              --       $ 1,000,732
US Agencies ......       --         $14,489,443     $14,188,857     28,678,300
Municipals .......  1,732,621         1,549,792         633,376      3,915,789
                   ----------       -----------     -----------    -----------
Totals ........... $2,733,353       $16,039,235     $14,822,233    $33,594,821
                   ==========       ===========     ===========    ===========

LOANS

     The Bank's gross loan portfolio grew to $81.0 million at December 31, 1996, an 9% increase over the prior year. Net loans at December 31, 1996 are $80.8 million which is net of deferred loan fees receivable of $205,705. Both Commercial and Industrial (C & I) and residential loans categories grew in 1996. In 1995 loan demand was flat reflecting the overall loan growth of only 1%. Since 1994 the Commercial Real Estate (CRE) loan portfolio has increased from $30.2 million (41% of total loans) in 1994 to $35.1 million or 43% of total loans. CRE loan balances are up $1 million from 1995 year-end total of $34.2 million or 46% of total loans yet as a percentage of total loans this category is down to 43%. This downward trend is likely to continue as commercial real estate vacancy rates remain high in the Hartford County marketplace. C&I loans have increased from $23.0 million (31%) in 1995 to $28.2 million (36%) of the total loans at December 31, 1996.

            ($ in thousands)              1996              1995
            ----------------            -------           -------
            Residential .............   $15,913           $15,829
            CRE .....................    35,133            34,170
            C&I .....................    28,913            23,033
            Consumer ................     1,076             1,472
                                        -------           -------
                  Total gross loans .   $81,035           $74,504
                                        =======           =======




                                 [insert graph]

This table represents the maturities of loans in the bank's portfolio:

                     Within          One to         After
($ in thousands)    one year       five years    five years    Total
----------------    --------       ----------    ----------   -------
Fixed rate ......   $ 2,289         $12,046       $12,734     $27,069
Floating rate ...    34,189          17,653         2,124      53,966
                    -------         -------       -------     -------
Totals ..........   $36,478         $29,699       $14,858     $81,035
                    =======         =======       =======     =======


                         1996 Loan Portfolio Composition
                         -------------------------------
                        Consumer ..................    2%
                        C & I .....................   35%
                        CRE .......................   43%
                        Residential ...............   20%


                         1995 Loan Portfolio Composition
                         --------------------------------
                        Consumer ..................    2%
                        C & I .....................   31%
                        CRE .......................   46%
                        Residential ...............   21%

NONPERFORMING ASSETS

     Nonperforming loans and past due loans have decreased overall as a percentage of loans to 3.14%. Nonaccruing loans are lower in 1996 than 1995 yet the year-end total of $2.3 million remains a concern of management. Management has taken a conservative approach to reclassifying certain non-accruing loans. While management expects to return a number of nonaccrual loans to performing status early in 1997, there can be no assurance that this declining trend will continue further into 1997. Classified loans are $3.7 million at December 31, 1996 which is down from $4.0 million last year and $5.1 million in 1994. During 1996, the bank foreclosed on loans totaling $947,286 of which $405,363 is held as other real estate owned as of December 31, 1996. These properties are carried at their fair value.

     The following table represents non-accruing and past due loans as of December 31:

($ IN THOUSANDS)                1996    1995     1994     1993
----------------                ----    ----     ----     ----

Loans delinquent over
  90 days still accruing ..  $  206     $  306   $  140   $  278
Non-accrual loans .........   2,338      2,416    1,257    2,128
                             ------     ------   ------   ------
     Total ................  $2,544     $2,722   $1,397   $2,406
                             ======     ======   ======   ======

% of total loans ..........    3.14%      3.66%    1.90%    3.50%
% of total assets .........    1.99%      2.41%    1.36%    2.53%

ALLOWANCE FOR LOAN LOSSES



Year ended December 31,
Dollars in thousands          1996                1995               1994
----------------------        ----                ----               ----
Balance at beginning
 of year ................ $1,670,686          $1,286,156         $1,424,509
Gross charge-offs
 Real estate ............   (334,978)           (436,201)          (696,409)
C & I ...................    (47,451)             (7,389)          (213,283)
Consumer ................     (6,344)             (4,840)           (15,816)
                          ----------          ----------         ----------
Total gross charge-offs .   (388,773)           (448,430)          (925,508)
                          ----------          ----------         ----------

Recoveries:
Real estate .............     27,648              67,124              1,839
C & I ...................      3,237               6,100             21,181
Consumer ................      1,509                 736              4,135
                          ----------          ----------         ----------
Total recoveries ........     32,394              73,960             27,155
                          ----------          ----------         ----------

Net charge-offs .........   (356,379)           (374,470)          (898,353)
Provision for loan
 losses .................    225,000             759,000            760,000
                          ----------          ----------         ----------
Balance at year-end ..... $1,539,307          $1,670,686         $1,286,156
                          ==========          ==========         ==========

% of allowance for
  loan losses to
  total loans .............     1.90%               2.24%              1.75%
% of allowance for
  loan losses to NPAs .....       66%                 69%               102%


     The Bank's allowance for loan losses is $1,539,307 at December 31, 1996. This amount creates a coverage ratio of 66% to non-accrual loans compared to 69% in 1995 and 102% in 1994. During 1996, the Bank reserved $225,000 in provision for loan losses. At December 31, 1996, the Bank had $2.3 million in non-accruing loans.

     Management believes the allowance for loan losses is adequate and real estate owned is properly valued. While management uses available information to recognize losses on loans and other real estate owned, future additions to the allowance for loan losses or valuation adjustments to other real estate owned may be necessary based on changes in economic conditions and loan portfolio growth. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuation of other real estate owned. Such agencies may require the bank to recognize additions to the allowance or adjustments to them at the time of their examination.

FUNDING SOURCES

     Deposits as a source of funds made up 91% of total assets. Interest-bearing and non-interest bearing deposits were $116,278,492 which included $25,507,735 of noninterest-bearing demand deposit accounts. Regular saving account balances have declined due to dis-intermediation of funds caused by savers transferring savings balances from the traditional saving accounts to higher paying Money Market Deposit Accounts (MMDA's), Certificates of Deposit (CD's) and mutual funds. CD deposit balances increased $8.5 million to $48.7 million at December 31, 1996. The Bank does not purchase brokered deposits. During 1995 the bank bought stock in the Federal Home Loan Bank of Boston ("FHLB") and through our membership in the FHLB the Bank has available to it credit facility services in the form of FHLB advances and collateralized FHLB borrowing. In addition, the bank has credit line facilities with brokerage firms to transact reverse repurchase agreements. Because of the availability of new credit facilities and the flexibility to raise cash through sales of available for sale securities, the bank's liquidity ratio improved over the prior year. Thus management seeks to utilize its excess liquidity by investing in callable agencies to maximize yield and reduce interest rate and liquidity risk.

                             1996 Sources of Funding
                             -----------------------
                        Savings ..................   24%
                        MMDA's ...................   12%
                        DDA's ....................   22%
                        CD's .....................   42%

                             1995 Sources of Funding
                             -----------------------
                        Savings ..................   29%
                        MMDA's ...................   12%
                        DDA's ....................   19%
                        CD's .....................   40%


As of December 31, 1996 the Bank's maturities of time deposits were:

      ($ in thousands)       $100,000 or greater  Less than $100,000    Totals
      ---------------        -------------------  ------------------    ------

   Three months or less ........   $2,683              $17,603        $ 20,286
   Three to six months .........    1,205                7,304           8,509
   Six months to one year ......    2,279               12,641          14,920
   Over one year ...............    1,485                3,539           5,024
                                   ------              -------         -------
             Totals ............   $7,652              $41,087         $48,739
                                   ======              =======         =======

CAPITAL

     Capital adequacy is one of the most important factors used to determine the safety and soundness of the financial institution and the banking system. The Bank's capital adequacy is evaluated by Tier I leverage capital measures and total risk-based capital measures. At December 31, 1996 the bank's capital ratios are above minimum regulatory requirements and in excess of the minimum level established by bank regulatory agencies.

AT DECEMBER 31, THE BANK'S CAPITAL RATIOS ARE:

                                   12/31/96          12/31/95
                                   --------          --------
Tier 1 leverage capital .........    9.37%             9.51%
Tier 1 Risk-based capital .......   10.99%            12.95%
Total Capital ratio .............   12.24%            15.45%


     On November 22, 1995, the bank declared a 5% stock dividend, payable on December 29, 1995 which is accounted for as a reduction of retained earnings and an increase in common stock outstanding and paid in capital. Also, during the recent year the bank's dividend re-investment program (DRIP) for cash dividend paid added to the bank's overall capital. In 1996, the bank paid cash dividends of $309,431, which included the first three quarters 1996 dividend per share of $.06 and a $.07 per share in the fourth quarter of 1996. The dividend payout ratio is 27.18% of 1996 compared to 27.68% in 1995 and 33.18% in 1994.

     The following table set forth the range of high and low bid quotations for the Bank's common stock for the periods shown:

Quarter ended               High       Low         Cash Dividends Paid
-------------               ----       ---         -------------------
March 31, 1995 .......... $ 7.00     $ 6.625             $.055
June 30, 1995 ...........   8.375      6.875               .06
September 30, 1995 ......   9.25       7.50                .06
December 31, 1995 .......   9.625      8.50                .06
March 31, 1996 ..........  19.375      9.50                .06
June 30, 1996 ...........  16.375     13.00                .06
September 30, 1996 ......  16.375     11.875               .06
December 31, 1996 .......  15.25      13.25                .07


ASSET-LIABILITY MANAGEMENT

     Asset and liability management is a continual process of balancing the risk and return factors of a variety of financial decisions. Asset and liability management is governed by policies reviewed and approved annually by the Bank's Board of Directors (the "Board"). The Board delegates responsibility for asset-liability management to the corporate asset and liability committee
(ALCO). ALCO set strategic directives that guide the bank's daily pricing, funding and asset-liability allocation. Management through its ALCO decides on the appropriate level of interest rate risk, prepayment risk and credit risk. In doing this, decisions must be made on the pricing of assets (i.e., loans) and liabilities (i.e., deposits), the duration of assets and liabilities and the amount of liquidity. Management's overall objective for effective asset and liability coordination is to maximize long-term profitability and return to investors through improved return on equity and asset ratios.

     The Bank's market niche is defined by its geographical basis serving the Southington and Bristol Connecticut area. Because we are a community commercial bank, we seek to provide local businesses with the necessary source of capital to expand and improve their operations. Therefore, our current strategies for lending in our market area include commercial and industrial loans at competitive interest rates, with repayments generally within five years, and contribution to the improvement of the community's economic condition. We are expanding our residential mortgage lending and will seek to make available adjustable rate mortgage loans. When lending demand is slow we will seek to deploy our assets in local municipal market instruments or federally sponsored mortgage corporation that sell fixed income instruments of a callable nature. Our intended goal is to maintain liquidity while putting our assets into reasonable interest rate ranges that maximize income, reduce business and market risk and provide continued growth in earnings.

INTEREST RATE RISK

     Interest rate risk is the bank's sensitivity of income to changes in interest rates over the short and longer term horizons. Our goal of interest rate risk management is to control this risk within approved limits by the board and the ALCO guidelines. The Bank attempts to control interest rate risk through the identification of market exposures, analyzing them and adjusting its pricing and funding strategy as appropriate and within its approved guidelines. The Bank estimates its interest rate risk as to sensitivity of earnings at risk and its economic value of equity at risk within a 200 basis point rise or decline in interest rates. If interest rates were to shift immediately (increase or decrease by 200 basis points) the effect on estimated net interest income should not fluctuate by more than 7.5%.

     The following table reflects the estimated exposure to earnings as a percentage of net interest income for the next twelve months:

      Rate change
      (basis points)    Earnings at risk:
      -------------     -----------------
         +200                1.18%
         -200               (1.83%)

     The bank's economic value of equity at risk is the estimated change in net present value of its assets, liabilities and off-balance sheet items. The interest sensitivity of economic value is a measurement of the sensitivity of changes in long-term earnings. The Bank's guidelines on interest rate risk state that if interest rates were to shift immediately up or down 200 basis points, the estimated economic value of equity at risk should decline no more than 10%. The following table shows the effect on the bank of the estimated exposure as a percentage of estimated economic value of equity at risk, assuming an immediate 200 basis point shift in interest rates.

      Rate change       Economic value
      (basis Points)    of equity at risk:
      --------------    ------------------
         +200               (11.63%)
         -200                 7.02%

INTEREST-RATE GAP ANALYSIS

     Interest rate gap analysis provides a static look of the maturity and repricing aspects of the on/off balance sheet position of the bank. The interest rate gap schedule below shows the scheduled and anticipated repricing or maturity of assets and liabilities. The bank does not use off-balance positions (i.e., swap, caps, floors or collars) to hedge interest rate risk. Static gap analysis offers a simplistic look at known maturity and repricing. The approach also calculates mismatched or unmatched periods of time of assets and liabilities repricings or maturities to determine whether the bank is asset or liability sensitive in a given time frame. Therefore, an inference can be made as to the effect of changes in interest rates and their impact on net interest margin.

     The Bank has a 15% of total asset limitation on the change in cumulative one-year gap position. For 1996 the bank has a negative 13.8% one-year gap position. A negative gap indicates that the bank is liability sensitive within the one year time frame. This will negatively impact earnings if interest rates rise since more liabilities would be repricing at higher rates. Management believes that the exposure of the Bank's income is small and/or infrequent change in interest rates is controllable. However, as indicated by the earnings at risk and economic value of equity at risk analysis, any sudden and steep changes in interest rates will tend to reduce both net income and economic value of equity.

     Under a static gap analysis, the decline in rates would seem to favor the bank's one-year gap position and beyond. However, the value of dynamic analysis such as earnings at risk and economic value of equity at risk shows that a decline in interest rates would negatively impact earnings. Under this dynamic analysis, the bank's exposure to falling rates is reinvestment risk of its callable agency portfolio and that 64% of the bank's loans are floating rate notes. The combined effect of lower earnings results since the bank is liability sensitive within the one year time frame. Comparatively, the bank is near-term asset sensitive under three months which would mean that assets would reprice faster than liabilities. From the static gap viewpoint, earnings would be negatively impacted when short-term rates fall. However, the economic value of equity at risk simulation analysis shows that if rates continued to fall the one year gap would tend to favor an improvement in longer-term earnings. This may be the correct assessment of the overall effect of falling interest rates.

     Contrast the result attained from the simulation analysis model used under the calculation of economic value of equity at risk. In a falling interest rate scenario, the bank's longer term earnings improvement could be achieved through repositioning the bank's balance sheet with longer-term CD's at lower rates with variable rate loans or adjustable mortgaged-backed securities. Conversely earnings at risk show a negative 1.83% effect if interest rates fall in the near-term. Thus, under that same interest rate drop shock scenario of 200 basis points, a positive effect of 7.02% on economic value of equity at risk results in an improved longer-term earnings ability of the bank through repositioning its assets and liabilities. Yet, an unfavorable result may occur to current year's earnings as indicated by the earnings at risk simulation when an immediate 200 basis point interest rate decline affects current year's earnings. The Bank's cumulative one-year gap position reveals the effect on longer-term earnings if rates rise as indicated by the negative 11.63% exposure of economic value of equity at risk when rate rise immediately by 200 basis points. Management believes it can lower its economic value of equity at risk through alternative funding sources, special deposit rate products and improvements in credit pricing.

INTEREST-RATE GAP ANALYSIS

December 31,1996
Dollars in thousands, by repricing date
---------------------------------------

                                                   3-12           1-3             3-5        5-10     More Than
    ASSETS                         3 Months       Months         Years           Years       Years     10 Years        Totals
    ------                         --------       ------        ------          ------      ------     --------      ---------
AFS-Securities                    $   2,709     $   3,736     $  10,400       $   8,483    $   7,242   $   4,637     $  37,207
                                  ---------     ---------     ---------       ---------    ---------   ---------     ---------
Real Estate ...................      19,122        14,718        14,519           6,423        9,260           0        64,042
C & I .........................       7,520         4,903         2,694               0            0           0        15,117
Consumer ......................         279           326           415             349          301           0         1,670
                                  ---------     ---------     ---------       ---------    ---------   ---------     ---------
Total Loans ...................      26,921        19,947        17,628           6,772        9,561           0        80,829
                                  ---------     ---------     ---------       ---------    ---------   ---------     ---------
Reserves ......................           0             0             0               0            0      (1,539)       (1,539)
                                  ---------     ---------     ---------       ---------    ---------   ---------     ---------
Net Loans .....................      26,921        19,947        17,628           6,772        9,561      (1,539)       79,290
                                  ---------     ---------     ---------       ---------    ---------   ---------     ---------
Other Assets ..................       6,857             0             0               0            0       4,659        11,516
                                  ---------     ---------     ---------       ---------    ---------   ---------     ---------
Total Assets ..................   $  36,487     $  23,683     $  28,028       $  15,255    $  16,803   $   7,757     $ 128,013
                                  =========     =========     =========       =========    =========   =========     =========

LIABILITIES
-----------

Non-Interest deposits .........       7,629         9,614         4,214           4,050            0           0     $  25,507
Sav & NOW .....................       2,913         8,685        11,498          11,049            0           0        34,145
MMDA's ........................       1,334         3,953         1,326           1,274            0           0         7,887
CD's<$100 .....................      17,603        19,945         1,805           1,734            0           0        41,087
CD's>$100 .....................       2,683         3,484           757             728            0           0         7,652
                                  ---------     ---------     ---------       ---------    ---------   ---------     ---------
Total Deposits ................      32,162        45,681        19,600          18,835            0           0       116,278
                                  ---------     ---------     ---------       ---------    ---------   ---------     ---------
Other Liabilities..............           0             0             0               0            0         670           670

Equity ........................           0             0             0               0            0      11,065        11,065
                                  ---------     ---------     ---------       ---------    ---------   ---------     ---------
Liabilities & Equity ..........      32,162        45,681        19,600          18,835            0      11,735       128,013
                                  ---------     ---------     ---------       ---------    ---------   ---------     ---------
Period GAP ....................       4,325       (21,998)        8,428          (3,581)      16,803      (3,977)
                                  ---------     ---------     ---------       ---------    ---------   ---------     ---------
Cumulative GAP ................       4,325       (17,673)       (9,245)        (12,826)       3,977           0
                                  ---------     ---------     ---------       ---------    ---------   ---------     ---------
Cumulative GAP as a % of
  Total Assets ................         3.4%       (13.8%)        (7.2%)           (10%)         3.1%
                                  ---------     ---------     ---------       ---------    ---------   ---------     ---------

LIQUIDITY RISK

     Liquidity risk management's objective is to assure the bank's ability to meet its financial obligations. These obligations are customer withdrawal of demand deposits, contractual certificates of deposits, funding for new loans, and the repayment of loans and borrowings as they mature. The bank's liquidity is comprised of a strong core of demand deposits, access to its short-term investment funds, the ability to sell securities available for sale, access to credit lines at the FHLB and it repurchase security lines with existing capital market firms. Liquidity is monitored daily and measured monthly through the Liquidity Management report. This helps management to react to balance sheet trends and provide analysis of the funding availability to meet market opportunities. ALCO is responsible for implementing the Board's policies and guidelines governing liquidity.

     The Bank's liquidity ratio is 26.14% and 19.79% at December 31, 1996 and 1995, respectively.


1997 AND BEYOND

     1997 will be a challenging year at the Bank. The bank has undergone branch expansion, data system conversions, ATM locations for customers and we continue to seek market opportunities within contiguous geographic locations. In the past five years, the bank has grown its total assets from $77.9 million to $128 million. During that same period of time earnings grew from $394,887 in 1991 to $1,138,436 for the year ended December 31, 1996. The bank's book value has also increased over the comparable period from $6.80 in 1991 to $8.94 at year-end 1996.

     Community banks will be viable providers of financial services well into the next century. Although competition is tightening we have a good marketplace and loyal customers. For our shareholders', our goal is to maximize profitability through the efficient use of capital, thus providing investors with an above average return on their investment. Our efforts in 1997 will be to improve the retailer-service portion of our financial services. We plan to assist our customers through our array of financial products and enhance out point of sale business. We seek to expand our product and customer base, delivery of fee-based investment and savings products and re-affirm our commitment to meet our customers full-service financial needs. This is consistent with our community-based strategy to be a friendly, accurate and timely provider of the deposit, credit and investment needs of our community.

                               Peat Marwick LLP
                                 CityPlace II
                            Hartford, CT 061034103


                         INDEPENDENT AUDITORS' REPORT


The Board of Stockholders and Directors
The Bank of Southington:

      We have audited the accompanying balance sheets of The Bank of Southington as of December 31, 1996 and 1995 and the related statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Bank of Southington as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

      As discussed in Note 17 to the financial statements, the Bank is a defendant in a lawsuit alleging among other things, breach of fiduciary duty and tortuous interference with business opportunities by the Bank, one of its directors and the director's company. The ultimate outcome of the litigation cannot presently be determined. Accordingly, no provision for any liability that may result upon adjudication has been recognized in the accompanying financial statements.

                                                /s/ KPMG Peat Marwick LLP


Hartford, Connecticut
March 12, 1997

                                 BALANCE SHEETS


                                                      As of December 31,
                                                 ----------------------------
                                                     1996            1997
ASSETS                                           ------------    ------------
Cash and due from banks (note 2) .............   $  6,857,358    $  5,401,139
Federal funds sold ...........................      1,600,000       3,775,000
                                                 ------------    ------------
   Total cash & cash equivalents .............      8,457,358       9,176,139
                                                 ------------    ------------
Securities available for sale at fair value,
  amortized cost of $35,606,932 in 1996 and
  $26,953,305 in 1995 (note 3) ...............     35,472,597      27,077,703
Loans, net of deferred fees (notes 4 and 6) ..     80,829,389      74,294,059
Allowance for loan losses ....................     (1,539,307)     (1,670,686)
                                                 ------------    ------------
       Net loans .............................     79,290,082      72,623,373
Premises and equipment, net (note 7) .........      2,519,649       2,147,376
Accrued interest receivable ..................        987,564         927,199
Deferred income taxes (note 9) ...............        632,885         610,964
Other real estate owned (note 5) .............        405,363            --
Other assets .................................        248,218         262,304
                                                 ------------    ------------
       Total Assets ..........................    128,013,716     112,825,058
                                                 ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (Note 8)
Demand Deposits ..............................     25,507,735      19,227,074
Regular Savings ..............................     27,655,235      29,700,825
Money Market accounts ........................     14,376,777      12,195,766
Time Deposits ................................     48,738,745      40,279,960
                                                 ------------    ------------
       Total Deposits ........................    116,278,492     101,403,625
                                                 ------------    ------------
Other Liabilities
Accrued Expenses .............................        275,184         432,948
Director's death benefit payable (Note 13) ...        116,813         129,495
Deferred compensation payable (Note 12) ......        194,829         253,238
Other Liabilities ............................         83,465         386,173
                                                 ------------    ------------
      Total Other Liabilities ................        670,291       1,201,854
                                                 ------------    ------------
      Total deposits and other liabilities ...    116,948,783     102,605,479
                                                 ------------    ------------
Commitments and Contingencies (Notes 6 & 17)
Stockholders' equity (notes 14, 15 and 16):
  Common stock, $6 par value per share
     2,000,000 authorized (1,237,320 issued
     and outstanding on December 31, 1996,
     and 1,225,471 on December 31, 1995) .....      7,423,920       7,352,826
  Paid-in capital ............................      1,004,034         905,584
  Net unrealized gain (loss) on securities
     available for sale ......................        (80,329)         72,866
  Retained earnings ..........................      2,717,308       1,888,303
                                                 ------------    ------------
       Total stockholders' equity ............     11,064,933      10,219,579
                                                 ------------    ------------
       Total liabilities and stockholders'
         equity ..............................   $128,013,716    $112,825,058
                                                 ============    ============

                             STATEMENTS OF INCOME


                                              For the years ended December 31,
                                           ------------------------------------
                                              1996         1995         1994
                                           ----------   ----------   ----------
INTEREST INCOME
Interest and fees on loans ..............  $7,223,630   $7,064,391   $6,071,805
Interest on federal funds sold ..........     188,599      299,864      116,327
Interest on investment securities .......   1,631,291      882,760      599,905
Interest on municipal bonds .............     196,474      261,537      298,092
Dividend Income .........................      87,042       98,641       36,516
                                           ----------   ----------   ----------
   Total interest income ................   9,327,036    8,607,193    7,122,645
                                           ----------   ----------   ----------
INTEREST EXPENSE
Regular savings and money market accounts   1,034,492      912,417    1,022,933
Time deposits ...........................   2,307,060    2,008,557    1,034,931
Other borrowings ........................       1,042       24,197         --
                                           ----------   ----------   ----------
   Total interest expense ...............   3,342,594    2,945,171    2,057,864
                                           ----------   ----------   ----------
   Net interest income ..................   5,984,442    5,662,022    5,064,781
Provisions for loan losses (note 4) .....     225,000      759,000      760,000
                                           ----------   ----------   ----------
   Net interest  income after provision
     for loan losses ....................   5,759,442    4,903,022    4,304,781
                                           ----------   ----------   ----------
NON-INTEREST INCOME
Non-interest income service charges .....     337,428      309,892      309,721
Miscellaneous income ....................      75,441       96,860      101,032
Gain on life insurance ..................        --           --        219,933
Net gains  (loss) on sale of other real
estate owned ............................     120,077       36,169      (24,744)
Net gains on securities (note 3) ........       1,835        8,816        1,721
                                           ----------   ----------   ----------
   Total non-interest income ............     534,781      451,737      607,663
                                           ----------   ----------   ----------
NON-INTEREST EXPENSE
Salaries and benefits ...................   2,374,320    1,850,676    1,425,113
Occupancy expense .......................     457,827      244,939      305,538
Premises and equipment ..................     272,016      335,191      332,513
Printing and supplies ...................     260,492      227,910      186,226
Professional services ...................     235,060      197,471      281,060
EDP services ............................     316,249      232,619      178,393
Advertising and promotion ...............      96,929      108,657       81,460
Other real estate owned expenses ........      78,070      116,738      390,460
Loan administration expenses ............     119,585       93,671      158,440
FDIC Insurance premium ..................       2,000      103,112      221,721
Directors compensation & life insurance .     171,765      179,920      136,000
Director death benefit ..................        --           --        150,963
Other ...................................     122,938       50,717      104,472
                                           ----------   ----------   ----------
   Total non-interest expense ...........   4,507,251    3,741,621    3,952,359
                                           ----------   ----------   ----------
Income before income taxes ..............   1,786,972    1,613,138      960,085
Income taxes (note 9) ...................     648,536      570,275      236,107
                                           ----------   ----------   ----------
   Net income ...........................  $1,138,436   $1,042,863   $  723,978
                                           ==========   ==========   ==========
Earning per share .......................  $     0.93         0.86         0.61
Average common shares outstanding .......   1,230,447    1,215,571    1,193,235

                                      STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                             For the years ended December 31,

                                                                                  Net
                                                                              unrealized
                                                                                 gain
                                                  Common         Paid-in        Retained      (loss) on
                                                  Stock          capital        earnings      securities         Total
                                                ----------      ----------     ----------     ----------      -----------
BALANCE AT DECEMBER 31, 1993 ..............     $6,831,708      $  696,352     $1,128,227      $    --        $ 8,656,287
Impact on adoption of change
  in accounting for
  investment securities ...................           --              --             --            4,651            4,651
Reinvested Cash Dividends .................         67,662          23,456           --             --             91,118
Exercise of stock options .................          6,000           3,250           --             --              9,250
Dividends declared on commons
  stock ($.05 and $6.05 per share) ........           --              --         (240,193)          --           (240,193)

Net Income ................................           --              --          723,978           --            723,978
Change in unrealized loss on
  securities available for sale ...........           --              --             --          (15,303)         (15,303)
                                                ----------      ----------     ----------      ---------      -----------
BALANCE AT DECEMBER 31, 1994 ..............      6,905,370         723,058      1,612,012        (10,652)       9,229,788
5% Stock dividend (note 15) ...............        337,374         140,573       (447,947)          --               --
Reinvested Cash Dividends .................        110,082          41,953           --             --            152,035
Dividends declared on common
  stock ($.0 and $.06 per share) ..........           --              --         (288,625)          --           (288,625)
Net Income ................................           --              --        1,042,863           --          1,042,863
Change  in  unrealized  loss on
  securities  available for sale ..........           --              --             --           83,518           83,518
                                                ----------      ----------     ----------      ---------      -----------
BALANCE AT DECEMBER 31, 1995 ..............      7,352,826         905,584      1,888,303         72,866       10,219,579
Reinvested cash dividends .................         61,464          88,053           --             --            149,517
Issuance of common stock
  investment plan .........................          9,630          10,397           --             --             20,027
Dividends  declared  on  common
  stock ($.06 per share
  for Q1-3, $.07 for Q4) ..................           --              --         (309,431)          --           (309,431)
Net income ................................           --              --        1,138,436           --          1,138,436
Change  in  unrealized  loss on
  securities available for sale ...........           --              --             --         (153,195)        (153,195)
                                                ----------      ----------     ----------      ---------      -----------
BALANCE AT DECEMBER 31, 1996 ..............     $7,423,920      $1,004,034     $2,717,308      $ (80,329)     $11,064,933
                                                ==========      ==========     ==========      =========      ===========

                                                STATEMENTS OF CASH FLOWS

                                                                              For the years ended December 31,
                                                                     -------------------------------------------------
                                                                         1996               1995               1994
                                                                     ------------       ------------       -----------
Cash flow form operating activities:
   Net income .................................................      $  1,138,436       $  1,042,863       $   723,978
   Adjustment to reconcile net income to net
   cash provided  by operating activities:
      Provision for loan losses ...............................           225,000            759,000           760,000
      Deferred income taxes ...................................            83,617             32,638            17,135
      Other real estate owned write-downs .....................              --                 --              90,983
      Depreciation ............................................           272,016            230,385           236,054
      Amortization of premiums on investment
        securities  net of discount accretion .................            27,938               --                --
      Net gain on sales of investment securities ..............            (1,835)            (8,816)           (1,721)
      Net (gain) loss on sale of OREO .........................          (120,077)           (36,169)           15,353
      Increase in accrued interest receivable .................           (60,365)          (281,545)         (183,446)
      (Decrease) increase in other liabilities ................          (499,446)           617,851           370,593
      (Decrease) increase in income tax payables ..............           (32,117)            22,033           (25,266)
      (Increase) decrease in income tax receivable ............              --              (11,323)           11,323
      Decrease in other assets ................................            14,086             44,568            64,066
                                                                     ------------       ------------       -----------
         Net cash provided by operating activities ............         1,047,253          2,411,485         2,079,052
                                                                     ------------       ------------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Maturities of securities available for sale ................         9,330,000          1,300,000         2,000,000
   Process from sale of securities available for sale .........         4,952,708            648,323         1,106,082
   Maturities of investment securities ........................              --           14,490,000        10,655,000
   Purchase of investment securities ..........................              --          (24,019,155)      (14,708,769)
   Purchase of securities available for sale ..................       (22,962,438)          (295,677)         (839,697)
   Increase in loan receivables ...............................        (7,838,995)          (887,577)       (4,754,730)
   Purchase of premises and equipment .........................          (646,789)          (699,158)          (62,165)
   Proceeds from sale of fixed assets, net ....................             2,500               --              21,211
   Proceeds from sale of OREO .................................           662,000            688,319           498,000
                                                                     ------------       ------------       -----------
         Net cash used by investing activities ................       (16,501,014)        (8,774,925)       (6,085,068)
                                                                     ------------       ------------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in deposits ...................................        14,874,867          8,760,464         6,247,651
   Payment of cash dividends ..................................          (309,431)          (288,625)         (240,193)
   Proceeds from issuance of common stock .....................            20,027               --               9,250
   Reinvested cash dividends ..................................           149,517            152,035            91,118
                                                                     ------------       ------------       -----------
         Net cash provided by financing activities ............        14,734,980          8,623,874         6,107,826
                                                                     ------------       ------------       -----------
Increase (decrease) in cash and cash equivalents ..............          (718,781)         2,260,434         2,101,810
Cash and cash equivalent-beginning of period ..................         9,176,139          6,915,705         4,813,895
                                                                     ============       ============       ===========
Cash and cash equivalent-end of period ........................      $  8,457,358       $  9,176,139       $ 6,915,705
                                                                     ============       ============       ===========
Supplemental disclosure of cash flow information:
   Interest paid ..............................................         3,440,213          2,890,173         2,051,018
   Income taxes paid ..........................................           629,851            623,559           232,915
   Transfer of loans to OREO ..................................           947,286             82,173           836,907
   Transfer of held-to-maturity securities
      to available for sale ...................................              --           26,953,305              --

                      NOTES TO THE FINANCIAL STATEMENTS


(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting policies of The Bank of Southington (the "Bank") conform with generally accepted accounting principles in all material respects. The following is a description of the more significant accounting policies.

BUSINESS

     The Bank provides a full range of banking services to individual and corporate customers primarily in the Southington and Bristol, Connecticut area. The Bank is subject to competition from other financial institutions and is a member of the Federal Deposit Insurance Corporation ("FDIC"). The Bank is subject to the regulations of certain Federal and State of Connecticut agencies and undergoes periodic examinations by those regulatory authorities.

BASIS OF FINANCIAL STATEMENT PRESENTATION

     In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of other real estate owned, management obtains independent appraisals for significant properties.

     Substantially all of the Bank's loans are to customers located in Connecticut, of which approximately 85% are secured by real estate located therein. In addition, all of the other real estate owned is located in the same market. The State currently has a weakened economy and depressed real estate markets. Accordingly, the ultimate collectibility of a substantial portion of the bank's loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to market conditions within Connecticut.

     Management believes the allowance for loan losses is adequate and other real estate owned is properly valued. While management uses available information to recognize losses on loans and other real state owned, future additions to the allowance for loan losses or valuation adjustments to other real estate owned may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuation of other real estate owned. Such agencies may require the Bank to recognize additions to the allowance or adjustments to other real estate owned based on their judgments about information available to them at the time of their examination.

INVESTMENT SECURITIES

     Securities are classified among three categories, Held-to-Maturity, Available-for-Sale and Trading. Debt securities for which there exists the ability and intent to hold to maturity are classified as held-to maturity and are stated at amortized cost. The amortization of premiums and accretion of discounts is recorded using a method which approximates the level yield method. Securities classified as available-for-sale are intended to be held for indefinite periods of time, but not necessarily to maturity. Available-for-sale securities are reported at fair value with unrealized gains or losses reported in stockholders' equity net of income tax effect. Trading account assets are held in anticipation of short- term market movements and are carried at market value. Any resulting gain or loss is reflected in the bank's statement of income. At December 31, 1996 and 1995, all investment securities are classified as Available-for-Sale.

     Gains and losses on sales of investment securities are determined on the specific identification method and are recognized upon realization. Any decline in value of a security which is considered to be other than temporary is reflected as a realized loss in the statement of income.

LOANS

     The Bank considers a loan as impaired when it is probable that the creditor will be unable to collect amounts due, both principal and interest, according to the contractual terms of the loan agreement. When a loan is considered impaired, impairment is measured using one of the three methods: (1) the present value of expected cash flows discounted at the loan's effective rate; (2) the observable market price of the loan; or (3) the fair value of the collateral if the loan is collateral dependent. The Bank excludes large groups of homogenous loans, including residential mortgages and consumer loans, which are collectively evaluated for impairment. The Bank's method of recognition of interest income on impaired loans is consistent with the method of recognition of interest on all loans.

     Interest on loans is credited to income as earned based on contractual rates applied to principal amounts outstanding. The Bank's policy is to discontinue the accrual of interest when the collection of accrued interest is in doubt and recognize income going forward as cash is collected or apply the total payment to principal based upon an individual assessment of each loan.

     Loan origination fees and certain direct loan origination costs are deferred and amortized as an adjustment of the related loan's yield over the contractual life of the related loan. A loan may be restored to accrual status when the loan is brought current and collection of principal is sufficiently insured.

     Statement of Financial Accounting Standards No. 122 (SFAS No. 122), Accounting for Mortgage Servicing Rights, became effective for the Bank on January 1, 1996. SPAS No. 122 requires that a mortgage banking enterprise recognize as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. Additionally, the Statement requires that the capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights, and that impairment be recognized through a valuation allowance. Mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. All related amortization and impairment valuations are charged to mortgage servicing income. The adoption of SFAS No. 122 did not have any impact on the financial statements of the Bank.

ALLOWANCE FOR LOAN LOSSES

     The provision for loan losses charged to operations is based on management's best judgment of the amount necessary to maintain the allowance for loan losses at an appropriate level considering the risks inherent in the portfolio, current delinquencies, past experience, economic conditions and trends and other pertinent factors. Loans are charged off against the allowance when management believes the collectibility of the principal is unlikely, taking into consideration such factors as the customer's financial condition, underlying collateral and guarantees or when the present value of the expected cash flows discounted is less than the fair value of the collateral of the loan. Recoveries of amounts previously charged off are credited to the allowance for loan losses.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is accumulated on a straight-line basis over the estimated useful lives of the assets. Estimated lives are forty years for buildings and improvements, seven years for land improvements and three to five years for equipment, furniture and fixtures.

OTHER REAL ESTATE OWNED

     Properties acquired through foreclosure or deed in lieu of foreclosure and in-substance foreclosures are transferred to other real estate owned at the lower of the unpaid balance of the loan at the transfer date, or fair value minus estimated costs to sell.

     Adjustments made to the carrying value at transfer date are charged to the allowance for loan losses. After the transfer of foreclosed properties, subsequent write-downs are charged to earnings in the period incurred. Costs relating to the development and improvement of the property are capitalized, while carrying costs related to holding the property are charged to operations. Gains on the sales of other real estate owned are recognized, to the extent allowable, upon disposition of the property. Losses on sales in excess of amounts previously provided are charged to operations upon disposition of the property.

STOCK OPTION PLANS

     Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation, became effective on January 1, 1996. This Statement establishes a fair value based method of accounting for stock-based compensation plans under which compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. However, the Statement allows a company to continue to measure compensation cost for such plans under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock issued to

Employees. Under APB No. 25, no compensation cost is recorded if, at the grant date, the exercise price of the options is equal to the fair market value of the Company's common stock. SFAS 123 requires companies which elect to continue to follow the accounting provisions of APB No. 25 to disclose in the notes to their financial statements pro forma net income and earnings per share as if the fair value method of accounting had been applied. The Bank has elected to continue to follow the accounting provisions of APB No. 25.

INCOME TAXES

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

IMPAIRMENT OF LONG-LIVED ASSETS

     On January 1, 1996, the provisions of Statement of Financial Accounting Standard No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (SFAS 121), became effective for the Bank. SFAS 121 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The adoption of SFAS 121 had no impact on the Bank's operations.

TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

     In June 1996, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards (SFAS 125), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 125 is effective for servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The transfer and collateral provisions of SFAS 125 are effective for transfers occurring after December 31, 1997. The provisions of the statement are to be applied prospectively. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The Bank does not expect that adoption of SFAS 125 will have a material impact on the Bank's financial position, results of operations, or liquidity.

STATEMENT OF CASH FLOWS

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, due from banks and liquidity investments, which includes federal funds sold.

PER SHARE DATA

     Net income per share was calculated by dividing net income by the weighted average number of shares outstanding during the period of 1,230,447, 1,215,571 and 1,193,235, for the years ended December 31, 1996, 1995 and 1994, respectively, after giving effect for the 5% stock dividends in 1995 as described in Note 15.

     The effect of stock options on income per share for each period presented was not included as it was not materially dilutive.

RECLASSIFICATIONS

     Certain prior period amounts have been reclassified to conform with the current financial statement presentation


(2) CASH AND CASH EQUIVALENTS

     The Bank is required to maintain certain average cash reserve balances with the Federal Reserve Bank. For the year-ended December 31, 1996, the average reserve balance was $1,065,000.

                                                         1996            1995
                                                      ----------      ----------
NON-INTEREST BEARING:
   Cash and cash items .........................      $1,739,118      $  994,166
   Federal Reserve Bank of Boston ..............       4,348,129       3,586,135
   Due from Banks ..............................         426,211         750,843

INTEREST BEARING:
   FHLB interest bearing .......................         343,900          69,995
                                                      ----------      ----------
         Total cash and due from Banks .........       6,857,358       5,401,139
                                                      ----------      ----------
   Federal funds sold ..........................       1,600,000       3,775,000
                                                      ----------      ----------
         Total cash and due from Banks .........      $8,457,358      $9,176,139
                                                      ==========      ==========


(3) INVESTMENT SECURITIES

      The carrying value and estimated market values of investment securities, grouped by stated maturities, at December 31, 1996 and 1995 are as follows:

                                                                          Gross         Gross
                                                         Amortized      unrealized    unrealized         Market
                                                         cost 1996        gains         losses         value 1996
                                                        -----------      --------      ---------       -----------
AVAILABLE FOR SALE
U.S. Treasuries:
   Within one year ..................................   $ 1,000,732      $  3,948      $    --         $ 1,004,680
Common and preferred stock ..........................       200,000         4,000           --             204,000
FHLB stock ..........................................       338,300          --             --             338,300
Auctioned preferreds ................................       600,000          --             --             600,000
Government money market fund ........................       873,811          --             --             873,811
Municipal bonds:
    Within one year .................................     1,732,621         3,950           (904)        1,735,667
    One to five years ...............................     1,549,792         4,981         (9,011)        1,545,762
    Over ten years ..................................       633,376          --          (37,300)          596,076
U.S. Agencies:
    One to five years ...............................    14,489,668        38,482        (38,154)       14,489,996
    Five to ten years ...............................    11,928,632        35,461        (93,776)       11,870,317
    Over ten years ..................................     2,260,000         1,625        (47,637)        2,213,988
                                                        -----------      --------      ---------       -----------
            TOTALS ..................................   $35,606,932      $ 92,447      $(226,782)      $35,472,597
                                                        ===========      ========      =========       ===========


                                                                          Gross         Gross
                                                         Amortized      unrealized    unrealized         Market
                                                         cost 1995        gains         losses         value 1995
                                                        -----------      --------      ---------       -----------
AVAILABLE FOR SALE
U.S. Treasuries:
   Within one year ..................................   $ 1,249,922      $  2,656      $    --         $ 1,252,578
   One to five years ................................     1,003,146         9,854           --           1,013,000
Common and preferred stock ..........................       223,125        13,125           --             236,250
FHLB stock ..........................................       307,400          --             --             307,400
Auctioned preferreds ................................     1,550,000          --             --           1,550,000
Municipal bonds:
    Within one year .................................     2,045,844         9,295           (212)        2,054,927
    One to five years ...............................     2,942,489         8,947        (16,098)        2,935,338
    Five to ten years ...............................          --            --             --                --
    Over ten years ..................................       240,000         1,200           --             241,200
U.S. Agencies:
    Within one year .................................          --            --             --                --
    One to five years ...............................    12,243,594        70,070         (1,540)       12,312,124
    Five to ten years ...............................     4,147,785        39,350        (15,717)        4,171,418
    Over ten years ..................................     1,000,000         3,468           --           1,003,468
                                                        -----------      --------      ---------       -----------
            TOTALS ..................................   $26,953,305      $157,965      $ (33,567)      $27,077,703
                                                        ===========      ========      =========       ===========

     The Bank realigned its available for sale and held to maturity portfolios in December 1995, in accordance with the provisions of a special report issued by the Financial Accounting Standards Board, A Guide to Implementing SFAS No.
115. The realignment resulted in the transfer of $26.9 million of held to maturity securities to the available for sale portfolio on December 31, 1995.

     Investment securities pledged for municipal deposit purposes are $1,000,000 in U.S. Treasury Notes at December 31, 1996 and 1995.


                                                1996        1995        1994
                                             ----------   --------   ----------
Proceeds from sale of available
  for sale securities ....................   $4,952,708   $648,323   $1,106,082
Gross realized gains from sale of
  available for sale securities ..........        5,501     12,409        4,482
Gross realized losses from sale of
  available for sale securities ..........       (3,666)    (3,593)      (2,761)


(4) LOANS AND ALLOWANCE FOR LOAN LOSSES

     The Bank grants residential loans, commercial real estate loans, commercial loans and a variety of consumer loans. Credit is extended primarily to borrowers located in Connecticut.

     A summary of loans at December 31, 1996 and 1995 follows:

                                                    1996           1995
                                                 -----------    -----------
     Mortgage loans:
        Residential ...........................  $15,913,041    $15,829,231
        Commercial property ...................   35,133,488     34,169,930
                                                 -----------    -----------
                                                  51,046,529     49,999,161
        Consumer loans ........................    1,075,904      1,471,636
        Commercial loans ......................   28,912,661     23,032,991
     Less:
        Deferred loan fees, net ...............      205,705        209,729
        Allowance for loan losses .............    1,539,307      1,670,686
                                                 -----------    -----------
                                                 $79,290,082    $72,623,373
                                                 ===========    ===========

     Activity in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 follows:

                                            1996          1995          1994
                                         ----------    ----------    ----------
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of year ........    $1,670,686    $1,286,156    $1,424,509
Provision for loan losses ...........       225,000       759,000       760,000
Recoveries ..........................        32,394        73,960        27,155
Loans charged-off ...................      (388,773)     (448,430)     (925,508)
                                         ----------    ----------    ----------
Balance at end of year ..............    $1,539,307    $1,670,686    $1,286,156
                                         ==========    ==========    ==========

     At December 31, 1996 and 1995, the Bank had $2,120,367 and $2,416,027,
respectively, of impaired loans with impairment measured based upon the fair value of the underlying collateral. Of the total impaired loans at December 31, 1996, $1,127,096 had allowances for loan losses on impaired loans of $365,800. Of the impaired loans at December 31, 1995, $1,910,208 had allowances for loan losses on impaired loans of $542,000. In 1996, the average balance of impaired loans was $1,577,600. The allowance for loan losses on impaired loans was established as a result of an allocation from the allowance for loan losses. All payments received on impaired loans were applied to the outstanding balance of the impaired loans.

     On December 31, 1996 and 1995, the Bank had as non-accrual loans with outstanding balances of approximately $2,338,000 and $2,416,000, respectively. The interest income that would have been recorded if the non-accrual loans had been current in accordance with original terms was approximately $246,000, $176,000 and $137,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The actual amount of interest income recognized on those loans was approximately $172,000, $55,000 and $76,000 for the years ended December 31,1996, 1995 and 1994, respectively.

     Certain officers and directors of the Bank and individuals related to such persons incurred indebtedness, in the form of loans, as customers in the normal course of business. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility. The activity with respect to these loans for the current year is as follows:

           Balance                                             Balance
         December 31,                       Principal        December 31,
            1995           New loans       repayments           1996
         ------------      ---------       ----------        ------------
          $2,219,080      $1,254,000         $37,888          $3,435,192
          ==========      ==========         =======          ==========


(5) OTHER REAL ESTATE OWNED

     At December 31, 1996 and 1995, other real estate owned consist of the following:

                                                           1996        1995
                                                         --------    --------
Real estate acquired through foreclosure .............   $405,363       --
                                                         ========     =======

     The results from other real estate operations for the years ended December 31, 1996, 1995 and 1994 is summarized as follows:

                                              1996          1995          1994
                                            --------      --------      --------
Gain on sale of other real
  estate owned .......................      $120,077      $ 46,547      $   --
Loss on sale of other real
  estate owned .......................          --          10,378        24,744
Write-down of other real
  estate owned .......................          --            --          90,983
Cost of holding other real
  estate owned .......................        78,070       116,738       299,477
                                            --------      --------      --------
                                            $ 42,007      $ 80,569      $415,204
                                            ========      ========      ========

(6) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets. The contract amounts of these instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. In extending commitments, the Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involvement in issuing letters of credit is essentially the same as that involved in a loan commitment.

     The following table summarizes these financial instruments and other commitments and contingent liabilities at December 31, 1996 and 1995:

                                                1996               1995
                                                ----               ----
Loan commitments .........................   $ 1,585,000        $2,285,000
Unadvanced lines of credit ...............    11,475,000         8,911,000
Outstanding performance and standby
  letters of credit ......................     1,604,000         2,074,000

(7) PREMISES AND EQUIPMENT

     A summary of premises and equipment at December 31, 1996 and 1995 is as follows:


                                                        1996             1995
                                                        ----             ----
Land and land improvements  ................        $  932,014        $  892,880
Building and improvements ..................         1,202,777         1,153,238
Equipment ..................................         1,557,171         1,238,081
Furniture and fixtures .....................           316,919           311,084
Computer software ..........................           305,231           180,698
                                                    ----------        ----------
                                                     4,314,112         3,775,981
Less accumulated depreciation...............         1,794,463         1,628,605
                                                    ----------        ----------
Premises and Equipment, net.................        $2,519,649        $2,147,376
                                                    ==========        ==========

(8) DEPOSITS

     Deposit account balances at December 31, 1996 and 1995 are summarized as follows:


                                                                  Weighted                                  Weighted
                                                                  average                                   average
                                       Amount           %          rate           Amount            %         rate
                                       ------          ---       ---------        ------           ---      --------
Demand deposits .. ............    $ 25,507,735         22%         --         $ 19,227,074         19%        --
Savings .......................      27,655,235         24         2.00          29,700,825         29        2.00
Money markets &
 NOW accounts ...... ..........      14,376,777         12         2.25          12,195,766         12        3.63
Time deposits:
  Three month certificates ....       1,006,364          1         3.81             922,061          1        3.98
  Six month certificates.......       9,166,078          8         4.94           5,323,838          5        4.91
  One year certificates........      14,256,302         12         5.61          12,442,934         12        5.48
  Jumbo certificates ..........       7,451,970          6         5.75           4,248,803          4        5.00
  Greater than one
    year certificates .........      16,858,031         15         5.85          17,342,324         18        5.65
                                   ------------        ---         ----        ------------        ---        ----
Total time deposits ...........      48,738,745         42          --           40,279,960         40        5.38
                                   ------------        ---         ----        ------------        ---        ----
Total deposits ................    $116,278,492        100%        3.15%       $101,403,625        100%       3.73%
                                   ============        ===         ====        ============        ===        ====


     Time deposits maturities at December 31, 1996 and 1995 are summarized as follows:

                                                1996                  1995
                                                ----                  ----
Within 12 months .......................    $40,558,921          $31,010,634
12 to 24 months ........................      5,253,389            5,267,069
Over 24 months .........................      2,926,435            4,002,257
                                            -----------          -----------
                                            $48,738,745          $40,279,960
                                            ===========          ===========

     The total amount of time deposits in denominations of $100,000 or more was $7,652,000 and $7,039,000 at December 31,1996 and 1995, respectively. Interest on time deposits of $100,000 or more was $336,000, $233,000 and $95,252 for the years ended December 31, 1996, 1995 and 1994, respectively.

(9) INCOME TAXES

     The components of income taxes are as follows:

                               1996                 1995                 1994
                               ----                 ----                 ----
Current:
  Federal ................   $447,987             $420,009             $138,208
  State ..................    116,932              176,744               73,179
                             --------             --------             --------
                              564,919              596,753              211,387
                             --------             --------             --------
Deferred:
  Federal ................     42,373              (10,252)               5,589
  State ..................     41,244              (16,226)              19,131
                             --------                                  --------
                               83,617               26,478               24,720
                             --------             --------             --------
   Total .................   $648,536             $570,275             $236,107
                             ========             ========             ========

     The effective tax rates differ from the federal statutory rate due to the following:


                                                 1996                       1995                       1994
                                       ----------------------      ---------------------      -----------------------
Computed "expected"
  income taxes ....................    $607,570        34.00%      $548,467       34.00%      $ 326,429        34.00%
Increase (decrease) resulting from:
  State taxes, net of
    Federal tax benefit ...........     104,396         5.84        105,942         6.57         60,925         6.35
  Dividends received
    deduction .....................     (14,243)        (.80)       (19,717)       (1.22)        (9,382)        (.98)
  Tax exempt interest income ......     (65,387)       (3.66)       (88,923)       (5.51)      (101,350)      (10.56)
  Interest expense disallowed .....       8,312          .47         10,805          .67          9,903         1.03
  Proceeds for life insurance .....        --            --                --        --         (74,777)       (7.79)
  Cash surrender value ............        --            --                --        --          (4,212)        (.44)
  Premium on life insurance .......      14,528          .81         18,542         1.15         19,378         2.02
  Other, net ......................      (6,640)        (.37)        (4,841)        (.31)         9,193          .96
                                       --------        -----       --------        -----      ---------       ------
     Total income taxes ...........    $648,536        36.29%      $570,275        35.35%     $ 236,107        24.59%
                                       ========        =====       ========        =====      =========       ======


                                       39




     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below:

                                                 1996           1995
                                                 ----           ----
DEFERRED TAX ASSETS

  Excess of book allowance for loan
    losses over tax allowance for
    loan losses ........................       $405,746        $498,969
  Deferred directors' fees .............         78,458         104,904
  Deferred loan fee ....................         82,837          86,880
  Non-accrual interest .................         31,881          12,526
  OREO charge-off ......................          6,040           6,214
  Death benefit payable ................         47,041          53,643
  Unrealized loss on securities
    available for sale .................         54,006            --
                                               --------        --------
     Total gross deferred tax assets ...       $706,009        $763,136
                                               --------        --------
DEFERRED TAX LIABILITIES:
  Premises and equipment,
    principally due to
    differences in
    depreciation .......................       $ 38,014        $ 68,038
  Accrued dividend income ..............          4,273           2,903
  Unrealized gain on securities
    available for sale .................           --            51,532
                                               --------        --------
  Other ................................         30,837          29,699
                                               --------        --------
    Total gross deferred
      liabilities ......................         73,124         152,172
                                               --------        --------

Net deffered tax asset .................       $632,885        $610,964
                                               --------        --------


     In order to fully realize the net deferred tax asset of $632,885 at December 31, 1996, the Bank must generate tax losses to carryback or future taxable income. Based on the Bank's historical and current taxable earnings, management believes it is more likely than not that the Bank will realize the net deferred tax asset.

(10) LINE OF CREDIT

     The Bank has an approved line of credit with the Federal Home Loan Bank for up to $2,255,000. All of the FHLB stock is pledged as collateral against the line. The Bank is required to maintain a balance of $338,300 in FHLB stock. As of December 31, 1996 there were no outstanding advances.

(11) 401(K) PLAN

     The Bank has a defined contribution employee benefit plan covering substantially all employees whereby employees can invest up to 10% of their earnings up to maximum limits determined by the Bank annually. The Bank contributed $37,000, $26,000 and $8,000 to the 401(k) plan for its employees for the years ended December 31, 1996, 1995 and 1994, respectively.

(12) DEFERRED COMPENSATION PLAN

     In 1990, the Bank directors established a non-qualified deferred compensation plan which would pay each director a retirement benefit upon age 65 for a ten year period. In 1991 and 1994 the nonqualified deferred compensation plan was amended to include a phase two and three portion. Each director could defer all or a portion of their directors fees. During 1996, the plan was discontinued and deferrals have ceased. In 1996, 1995 and 1994, the directors deferred $15,446, $71,625 and $54,900 of fees, respectively. Separately, the Bank's purchased life insurance contracts on each director as a source of repayment for this deferred liability. The cost of life insurance for 1996, 1995 and 1994 was $42,730, $54,536 and $59,492, respectively. The Bank's deferred director liability is $194,829 and $253,238 at December 31, 1996 and 1995, respectively. During 1996, a total of $104,000 of deferred compensation benefits were paid out to directors.

(13) DEATH BENEFIT PAYABLE

     The Bank has a directors' pre-retirement death benefit which is part of the deferred directors' compensation plan that provides an annuity payment for ten years to the directors' beneficiary. The Bank is the beneficiary on all directors life insurance contracts. During 1994 a director's pre-retirement death created a $150,963 liability, net of deferred interest of $50,157.

     The scheduled principal repayments are as follows:

                                               AMOUNT
                                               ------
                      1997 ................  $ 13,463
                      1998 ................    14,294
                      1999 ................    15,175
                      2000 ................    16,138
                      2001 ................    17,190
                      Thereafter ..........    40,553
                                             ========
                                             $116,813
                                             ========

(14) STOCK OPTION PLANS

     The Bank maintains Stock Option Plans (the "Plans") for officers, other key employees and directors of the Bank. Stock options are issued at an option price not less than fair market value of the common stock on the date of the grant. Expiration dates for employee stock options are determined by the Board of Directors.

     The Bank applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. There were no stock options granted in 1996. Had compensation cost for the Bank's stock options been determined consistent with FASB Statement No. 123, the Bank's net income and earnings per share for the year ended December 31, 1995 would have been reduced to the pro forma amounts indicated below.

                                                     1995
                                                     ----
     Net Income               As Reported         1,042,863
                              Pro forma             947,903

     Earnings per share       As Reported            .86
                              Pro forma              .78

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995: dividend yield of 1.9%; expected volatility of 32%; risk free interest rate of 6.1%; and expected lives of three years for employee options and five years for director's options.

     A summary of the status of the Bank's stock option plans and changes in them is presented below. All options granted in 1995 and 1994 were immediately exercisable.


                                                   Years ended December 31,
                               -------------------------------------------------------------
                                      1996                   1994             1995
                               ------------------  --------------------   ------------------
                                         Weighted              Weighted             Weighted
                                          Average               Average              Average
                                         Exercise              Exercise             Exercise
                               Shares      Price    Shares       Price    Shares     Price
                               ------    --------   ------     --------   ------    --------
Outstanding at
  beginning of year ........   58,000      $8.18     8,050      $9.41     8,100      $9.44
Granted ....................      --        --      57,000       8.16     3,000       9.25
Exercised ..................      --        --        --          --      1,000       9.25
Forfeited/canceled .........    2,000       9.31     7,050       9.44     2,050       9.35
                               ------      -----    ------      -----     -----      -----
Outstanding at end
  of year ..................   56,000       8.14    58,000       8.18     8,050       9.41
Options exercisable            ======      =====    ======      =====     =====      =====
  at year-end ..............   56,000      $8.14    58,000      $8.18     8,050      $9.41
                               ======      =====    ======      =====     =====      =====
Weighted-average
  fair value of
  options granted ..........                        $ 2.52
                                                    ======


(15) STOCKHOLDERS' EQUITY

     The Bank approved a stock dividend of 5% on November 22, 1995. The information in the financial statements as to the number of shares outstanding and per share data have been adjusted retroactively to reflect the stock dividends.

     The Bank can legally pay dividends only out of net earnings, if any, as defined by the Connecticut Banking Law. In addition, the approval of the Connecticut Banking Commissioner is required to pay dividends in excess of the Bank's earnings retained in the current year plus retained net profits for the preceding two years.

(16) REGULATORY CAPITAL REQUIREMENTS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as Well Capitalized under the regulatory framework for prompt corrective action. To be categorized as Well Capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. The Bank's actual capital amounts and ratios are also presented in the table.

                                                                  To Be Well
                                                                  Capitalized
                                                                     Under
                                                                    Prompt
                                              For Capital         Corrective
(dollar in thousands)       Actual         Adequacy Purposes   Action Provisions
                        -----------------  -----------------   -----------------
                        Amount   Ratio      Amount    Ratio     Amount   Ratio
                        ------   -----     --------   -----    -------- -------
December 31, 1996:
  Total Capital (to
    Risk Weighted
    Assets) ........  $ 12,412   12.2%   $   8,110    8.0%   $ 10,138    10.0%
  Tier I Capital (to
    Risk Weighted
    Assets) ........    11,145    11.0       4,055     4.0       6,083    6.0
  Tier I Capital (to
    Average Assets).    11,145    9.4        4,981     4.0       6,226    5.0

December 31, 1995:
  Total Capital (to
    Risk Weighted
    Assets) ........  $ 12,186   15.5%   $   6,310    8.0%   $   7,887   10.0%
  Tier I Capital (to
    Risk Weighted
    Assets) ........    10,214    13.0       3,155     4.0       4,732    6.0
  Tier I Capital (to
    Average Assets).    10,214    9.5        4,296     4.0       5,370    5.0

(17) CONTINGENCIES

     A former customer (the "Plaintiff") of the Bank filed a lawsuit against the Bank, one of the Bank's directors, and the director's company in Connecticut Superior Court. The lawsuit arises out of two loans made by the Bank to the Plaintiff and others, secured by real estate and business assets. The Bank has successfully foreclosed on the real estate and has realized a recovery from the subsequent sale of the real estate and the secured party auction of the business assets. The lawsuit, which was originally brought by the Plaintiff and now belongs to the Plaintiff's bankruptcy estate, alleges among other things, breach of fiduciary duty and tortious interference with business opportunities. The complaint makes no demand for a specific amount of damages. Management believes the allegations in the complaint to be unfounded and intends to contest the case vigorously. At this time, due to the early nature of the proceedings, an evaluation of the outcome or any potential loss cannot be made.

     The Bank is party to various other legal proceedings normally incident to the kind of business conducted. Management believes that no material liabilities will result from such proceedings.

(18) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Bank is required to disclose fair value information about financial instruments for which it is practicable to estimate fair value, whether or not recognized in the statements of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. The calculation of fair value estimates of financial instruments is dependent upon certain subjective assumptions and involves significant uncertainties, resulting in variability in estimates with changes in assumption. Potential taxes and other expenses that would be incurred in an actual sale or settlement are not reflected in the amounts disclosed. Fair value estimates are not intended to reflect the liquidation value of the financial instruments.

CASH EQUIVALENTS

     The carrying amounts of these financial instruments as reported in the balance sheets approximate their fair values.

INVESTMENT SECURITIES

     Fair values for these assets are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. FHLB stock is carried at cost which is its redeemable value since the market for the stock is limited.

LOANS

     For adjustable rate loans that reprice regularly and have not had significant change in credit risk, fair values are based on carrying values. Fair value for fixed rate loans is estimated by using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

ACCRUED INTEREST RECEIVABLE

     The fair value of accrued interest receivable approximates its carrying amount.

DEPOSITS

     The fair values for demand deposits, passbook savings accounts and money market accounts are by definition equal to the amount payable on demand (carrying value) at the reporting date. The fair values of fixed time deposits are estimated using a discounted cash flow calculation that applies current incremental interest rates being offered on time deposits to a schedule of aggregated expected monthly maturities of the outstanding time deposits.

OFF-BALANCE SHEET ITEMS

     The estimated fair value of the Bank's off-balance sheet items is considered to approximate the contract amounts.

     The carrying amounts and fair values of the Bank's financial instruments consist of the following at December 31, 1996 and 1995:

                                         1996                     1995
                                -----------------------  -----------------------
                                 Carrying      Fair      Carrying       Fair
($ In Thousands)                  amount      amount      amount       amount
                                  ------      ------      ------       ------
FINANCIAL ASSETS

Cash and cash
  equivalents .................  $ 8,457      $ 8,457     $ 9,176      $ 9,176
Securities available
  for sale ....................   35,135       35,135      26,770       26,770
FHLB stock ....................      338          338         307          307
Loans .........................   79,290       80,742      72,623       74,325
Accrued interest
  receivable ..................      988          988         927          927

FINANCIAL LIABILITIES

Demand, money market and
  savings accounts ............  $67,540      $67,540     $61,124      $61,124
Time deposits .................   48,739       48,982      40,280       40,718


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